EXHIBIT 10.1

BANCTRUST FINANCIAL GROUP, INC.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION SUMMARY

(May 11, 2006)

Director Compensation Summary

Set forth below is a summary of the compensation arrangements between BancTrust Financial Group, Inc. (the "Company") and its directors who are not full-time employees of the Company or one of its subsidiaries. Directors who are full-time employees of the Company or one of its subsidiaries receive no separate or additional compensation for their service as a director.

2006 Annual Retainer

$10,300.00 paid annually.

Meeting Fees

A director of the Company is paid $750.00 for each meeting of the Board of Directors he attends. For each meeting in which a director participates by teleconference, a director receives $375.00

Committee Meeting Fees

Members of the Company's board committees are paid $400.00 for each committee meeting attended and $200.00 for each committee meeting in which the director participates by teleconference. Additional fees have at times been paid to committee members for multi-day meetings and the consideration of extraordinary transactions that require considerably more meeting or preparation time than what is usually expected.

Subsidiary Directors

Messrs. Crawford, De Laney, Dixon, Garrett, Wallace and Weaver each serve on the Board of Directors on one or more of our subsidiaries. They receive compensation, in varying amounts depending on the subsidiary, for service on subsidiary boards and their committees. In each case, the amounts paid for service are less than the amounts paid for service on the Company's Board of Directors. In 2005, these directors were paid the following amounts for service on subsidiary Boards of Directors and their committees:

Name	Compensation for 2005 Subsidiary Board Service
Stephen G. Crawford	$7,150
David C. De Laney	8,800
Robert M. Dixon, Jr.	5,400
Broox G. Garrett, Jr.	1,800
Dennis A. Wallace	7,400
Earl H. Weaver	1,800

Deferred Compensation

A director of the Company may direct that the payment of all or any portion of the cash compensation that would otherwise be payable to him or her be credited to an account that will acquire, or be "deemed" to be an investment in, the Company's common stock. The director may elect to receive a distribution of shares held for the director when his or her service on the Board terminates in a lump sum or in a series of annual or quarterly installments over five (5) years. Dividends paid on the shares held in this plan are accumulated and reinvested in BancTrust common stock.

Equity Incentives

Each director is eligible to participate in the Company's 2001 Incentive Compensation Plan. No options or equity awards have been awarded to directors, under the 2001 Incentive Compensation Plan or otherwise, in 2006.

Executive Officer Compensation Summary

Salary

The following base salaries have been approved for payment to those persons who are serving as the Company's executive officers for 2006.

Name	Title	Salary
W. Bibb Lamar, Jr.	President and Chief Executive Officer of the Company; Chief Executive Officer and Chairman of the Mobile Bank.	$325,000
Bruce C. Finley, Jr.	Senior Lending Officer of the Company; Executive Vice President of the Mobile Bank.	$135,000
Michael D. Fitzhugh	Executive Vice President of the Company; President and Chief Executive Officer of the Florida Bank.	$180,000
F. Michael Johnson	Chief Financial Officer, Executive Vice President and Secretary of the Company; Executive Vice President and Cashier of the Mobile Bank.	$170,000

Bonus

Each executive officer is also eligible to participate in the Company's cash bonus plan. Any bonus earned is typically determined and paid in the first quarter of the year following the year in which the bonus is earned. Annual cash awards are based on a percentage of base salary. At the beginning of the year, the incentive level of participation is established as a percent of salary for each participant, and individual performance objectives are set. Weights and ranges are set that support the Company's strategy, operating plans and/or job assignment. There is no guarantee of a payout, or of a minimum payout. Performance below threshold on a particular objective earns no payout for that objective. Also, circuit breakers in the plan can cause incentive payouts to be cancelled. Circuit breakers are set annually and may vary from officer to officer. Circuit breakers have historically related to such factors as regulatory ratings, credit quality and performance ratios. Failure to meet a circuit breaker threshold results in no payout. The Board has final discretion as to what, if any, payments are made.

In January 2006, the Company awarded bonuses to its executive officers for 2005 as follows:

Name	Bonus
W. Bibb Lamar, Jr.	$165,161
Bruce C. Finley, Jr.	$33,784
Michael D. Fitzhugh	$69,325
F. Michael Johnson	$66,207

Perquisites

We furnish each of Messrs. Lamar, Finley, Fitzhugh and Johnson with an automobile, and we pay country club and other club dues and related expenses for each of them. The aggregate amount of this compensation annually has never exceeded the lesser of $50,000 or 10% of total annual salary and bonus for any executive officer.

Equity Based Incentives

The Company's executive officers are eligible to participate in the Company's 2001 Incentive Compensation Plan. The Company has been working with a compensation consultant on a long-term incentive plan to tie equity compensation to the achievement of specific individual and Company goals. As of January 2006, that plan had not yet been implemented; however, in January of 2006, the Company's board of directors approved restricted stock awards under the 2001 Incentive Compensation Plan to its executive officers as follows:

Name	Number of Shares Awarded
W. Bibb Lamar, Jr.	8,000
Bruce C. Finley, Jr.	2,000
Michael D. Fitzhugh	4,000
F. Michael Johnson	4,000

These awards were evidenced by agreements providing that if a grantee terminates employment for any reason other than death, disability or retirement prior to January 18, 2009, the restricted shares would be forfeited. In the event of death, disability or retirement during the restricted period, a prorated portion of the shares would be forfeited, based on the number of months elapsing from January 18, 2006 until the event and the total restriction period of 36 months. In the event of a change in control of the Company, all restrictions will lapse.

On May 11, 2006, the Board of Directors approved a new long-term incentive plan for the Company.  In 2004, the Board began working with a consultant to develop a strategy-focused long-term incentive plan.  The Board decided to use restricted stock, rather than stock options, to compensate participants in the plan, a group comprised of key officers of the Company and its subsidiaries.  200,000 shares of restricted stock reserved for issuance under the Company's 2001 Incentive Compensation Plan have been identified as being issuable under the new long-term incentive plan.  Less than 200,000 shares are available under the 2001 Incentive Compensation Plan, and the 2001 Plan will have to be amended in order for all 200,000 shares of restricted stock contemplated by the long-term incentive plan to be issued from the 2001 Plan. As work on the long-term incentive plan continued over the past two years, the Board granted awards of restricted stock to officers expected to be participants in the plan.  26,000 shares were awarded in January 2005 for performance in 2004, and 36,000 shares were awarded in January 2006 for performance in 2005.  A maximum of 41,000 shares of restricted stock have been identified for issuance in 2007 for performance in 2006. The Board has now finalized the long-term incentive plan, which covers the five-year period beginning January 1, 2004.  For a participant to earn the full number of restricted shares identified for issuance under the new long-term incentive plan, the Company and the participant must achieve certain goals identified in the Company's strategic plan, with net income growth for the Company being the most important.  For restricted shares to vest, the participant must remain employed with the Company for the period of thirty-six consecutive months after the shares are awarded. Assuming all 41,000 shares of restricted stock identified for issuance for 2006 performance are issued, then 100,000 shares would remain for issuance to reward performance in 2007 and 2008; however, assuming no additional issuances or forfeitures under the 2001 Plan, only 42,400 shares would be available for issuance under the 2001 Incentive Compensation Plan, absent an amendment increasing the number of shares available.

Change in Control Agreements

The Mobile Bank has entered into Change in Control Compensation Agreements (the "Agreements") with Mr. Lamar, Mr. Finley, Mr. Fitzhugh and Mr. Johnson. These Agreements provide that if Mr. Lamar, Mr. Finley, Mr. Fitzhugh or Mr. Johnson is terminated other than for cause (as defined in the Agreements) following a change in control, or if his assigned duties or responsibilities are diminished such that they are inconsistent with his present position, he will be entitled to receive a cash payment equal to three times his average annual earnings (as defined in the Agreements). Certain other existing employee benefits are also available to each of Mr. Lamar, Mr. Johnson, Mr. Fitzhugh and Mr. Finley under terms of these Agreements for a period after termination of three years. These Agreements automatically renew each calendar year unless terminated at least 90 days prior to any December 31.

Benefits

The executive officers are also eligible to participate in the Company's and its subsidiaries' broad based benefit programs generally available to employees of the Company and its subsidiaries, including the applicable retirement plans and health, disability and life insurance programs.

Supplemental Retirement Plan

In addition to participation in our generally available retirement plans, Mr. Lamar and Mr. Johnson participate in the Mobile Bank's Supplemental Retirement Plan, which is designed to supplement the benefits payable under our Pension Plan for certain key employees selected by the Board of Directors. Each participant was a participant in a pension plan of another bank prior to his employment with the Mobile Bank, and the Supplemental Plan is designed to afford the participant the same pension he or she would receive under our Pension Plan if he or she had been employed by the Mobile Bank for his or her entire banking career, reduced by the benefits actually payable to him or her under our Plan and any retirement benefits payable to him or her under any plan of another bank. Benefits for total and permanent disability are supplemented in the same manner.

ADDITIONAL INFORMATION

The foregoing information is summary in nature. Additional information regarding the Company's compensation of its directors and its named executive officers has been included in the Company's Proxy Statement for its 2006 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 13, 2006, and will be included in the Company's Proxy Statement for its 2007 Annual Meeting of Shareholders.